Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)
The Southern Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	The Southern Company Common Stock, par value $5 per share	415(a)(6)	11,582,905 shares(1)		$685,476,317.90			S-3	333-253291	February 19, 2021	$74,785.47(1)
	Total Offering Amounts					$685,476,317.90
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the Registration Statement to which this Calculation of Filing Fee Table is attached (the “Registration Statement”) includes 11,582,905 shares of Common Stock, par value $5 per share, of The Southern Company (the “Company”) that were previously registered, but were not sold (the “Unsold Securities”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-253291) filed on February 19, 2021 (the “Prior Registration Statement”). The registration fee with respect to the Unsold Securities, totaling $74,785.47, will continue to be applied to the Unsold Securities. In accordance with Rule 415(a)(6), the offering of securities registered under the Prior Registration Statement will be terminated as of the date of effectiveness of this Registration Statement.